Exhibit 5.1

Sonya F. Erickson

T: +1 206 452 8753

serickson@cooley.com

January 5, 2015

Alder BioPharmaceuticals, Inc.

11804 North Creek Parkway South

Bothell, WA 98011

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Alder BioPharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement (No. 333-201201) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 4,600,000 shares of the Company’s common stock, par value $0.0001 (the “Shares”), to be sold by the Company (including up to 600,000 Shares that may be sold by the Company pursuant to the exercise of an option to purchase additional shares granted to the underwriters). We are acting as counsel for the Company.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect as of the date hereof and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold at a price established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the General Corporation Law of the State of Delaware (the “DGCL”).

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except we have not assumed the due execution and delivery by the Company of any such documents). As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the DGCL. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

1700 SEVENTH AVENUE, SUITE 1900, SEATTLE WA 98101-1355 T: (206) 452-8700 F: (206) 452-8800 WWW.COOLEY.COM

Alder BioPharmaceuticals, Inc.

January 5, 2015

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Sonya F. Erickson
Sonya F. Erickson

1700 SEVENTH AVENUE, SUITE 1900, SEATTLE WA 98101-1355 T: (206) 452-8700 F: (206) 452-8800 WWW.COOLEY.COM